Exhibit 10.2

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 4 (this “Amendment”), dated as of October 10, 2019, to that certain Loan Agreement (the “June 2019 Loan Agreement”), and that certain Security Agreement (the “June 2019 Security Agreement”), both dated June 3, 2019, as such agreements have been amended by way of agreements dated as of July 29, 2019 (the “First Amendment Agreement”), August 12, 2019 (the “Second Amendment Agreement”) and September 16, 2019 (the “Third Amendment Agreement;” and together with the June 2019 Loan Agreement, the June 2019 Security Agreement, the First Amendment Agreement, the Second Amendment Agreement and the Third Amendment Agreement, the “Agreements”), by and between Jerrick Media Holdings, Inc., a Nevada corporation (the “Company”), and the investors (the “Investors”) named in the Agreements. The Investors and the Company are hereinafter referred to together as the “Parties.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

WITNESSETH:

WHEREAS, on June 3, 2019, the Investors and the Company entered into the June 3, 2019 Loan Agreement and the June 3, 2019 Security Agreement and Securities Purchase Agreement pursuant to which the Investors agreed to have a joint and several interest in the June 2019 Loan in the principal aggregate amount of

$2,400,000;

WHEREAS, on July 29, 2019, the Investors and the Company entered into the First Amendment Agreement pursuant to which the parties agreed to amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $2,500,000, and (ii) amend the provisions regarding the ranking of interest of such loan;

WHEREAS, on August 12, 2019, the Investors and the Company entered into the Second Amendment Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $3,000,000, and (ii) amend the provisions regarding the ranking of interest of such loan;

WHEREAS, on September 16, 2019, the Investors and the Company entered into the Third Amendment Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal amount of the June 2019 Loan to $4,000,000; and (ii) amend the provisions therein with regard to the ranking of security interests; and

WHEREAS, the Parties now desire to further amend the Agreements in certain respects as hereinafter set forth.

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced to be and read as follows:

“Section 1.1 Certain Definitions. As used herein:

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person.

“Agreement” means this Loan Agreement.

“Business Day” means a day on which national banks located in the State of New Jersey are open for general banking business.

“Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

“First Closing” means the execution and exchange of this Agreement, the Debt Exchange Agreement, the Security agreements with completed exhibits thereto and the first payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) by Goldberg to the Borrower.

“First Closing Date” means the date on which Goldberg shall advance the first payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) and the Exchange shall have occurred.

“Second Closing” means the second payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) by Goldberg to the Borrower, which shall occur on July 1, 2019.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Debt Exchange Agreement” means that certain Debt Exchange Agreement, dated as of the date hereof between Rosen and the Borrower, a true and correct copy of which is attached hereto as Exhibit C.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) eighteen percent (18.0%) per annum.

“Event of Default” has the meaning assigned in Article 6.

“Exchange” has the meaning assigned in the Debt Exchange Agreement.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and cash flows of the Borrower except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services; (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (vii) obligations of such Person as lessee under Capital Leases; (viii) net liabilities of such Person under hedging agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Lenders and in accordance with accepted practice; (ix) all obligations of such Person in respect of bankers’ acceptances; (x) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit; and (xi) all liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with GAAP applied on a consistent basis.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan” means the loan to be made by the Lenders to Borrower under this Agreement and all other amounts secured by the Loan Documents, as amended, supplemented or modified from time to time.

“Loan Documents” means: (a) this Agreement, (b) Security Agreement (c) UCC financing statements, (d) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (e) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Maturity Date” means the earlier of:

 with respect to the Loan, (i) the six (6) month anniversary of the First Closing Date; or (ii) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Security Agreement” means the Security Agreement of event date, executed by Borrower in favor of the Lenders. The Security Agreement shall be substantially in the form of Exhibit A attached hereto.

“Senior Debt” shall mean all Indebtedness that has priority or is pari passu in right of payment to the obligations of the Borrower to the Lenders hereunder.

“Slide Appraisal” The Slide Appraisal shall be substantially in the form of Exhibit B attached hereto.

“Subordinated Debt” shall mean all Indebtedness which is subordinated in right of payment to the prior indefeasible payment in full of the obligations of the Borrower to the Lenders.

“Term Loan” See “Loan.”

“UCC” means the Uniform Commercial Code as enacted and in effect in the state of New Jersey.”

2.	Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced to be and read as follows:

“Section 2.1 The Loan

The Lenders have resolved to issue certain financial accommodations to the Borrower in an amount of up to FOUR MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00), which shall be undertaken, funded and/or repaid in accordance with this Agreement, as follows: the Borrower shall be indebted in the amount of Four Million, Five Hundred Thousand and No/100 Dollars ($4,500,000.00) (the “Term Loan”), of which (i) FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) shall be funded by Goldberg on October __, 2019 and (iv) FOUR MILLION AND NO/100 DOLLARS ($4,000,000) has been previously funded, as follows:

(a)	ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000.00) was exchanged by Rosen from an existing Promissory note dated May 26, 2016 in favor of Rosen for a joint and several interest in the 2019 Term Loan pursuant to the Debt Exchange Agreement;

(b)	(i) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) was funded by Goldberg at First Closing on June 3, 2019, (ii) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) was funded by Goldberg at Second Closing on June 25, 2019, (iii) an additional ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000) was funded by Goldberg pursuant to the First Amendment Agreement on July 29, 2019, (iv) an additional FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) was funded by Goldberg pursuant to the Second Amendment Agreement on August 12, 2019, and (v) an additional ONE MILLION AND NO/100 DOLLARS ($1,000,000) was funded by Goldberg pursuant to the Third Amendment Agreement on August 12, 2019.

The Loan is not a revolving credit loan, and Borrower is not entitled to any re-advances of any portion of the Loan which it may (or is otherwise required to) pay or prepay pursuant to the provisions of this Agreement. The Closings shall occur on the Closing Dates and shall be conducted remotely via exchange of documents.

3.	Section 2.2(b) of the Loan Agreement is hereby amended to be and read as follows:

“(b) If the principal amount of the Loan is not repaid within six (6) months from the date of this Agreement, the interest rate shall increase to fourteen and one-half percent (14.5%) per annum for a period of six months. After such period, such non-payment shall be considered an Event of Default whereby the outstanding principal of the Loan shall bear interest at the Default Rate.”

4.	A new Section 2.6 shall be added to the Loan Agreement, which Section shall be and read as follows:

“2.6 Conversion. At any point while any principal amount of the Loan remains outstanding, if the Company consummates a transaction in which it raises aggregate gross proceeds of at least $5,000,000 and which results in the Company being listed on a national securities exchange (a “Qualified Public Offering”), each Lender may, at its sole option convert up to one hundred percent (100%) of the outstanding principal amount of the Loan as of the consummation of such Qualified Public Offering (the “Conversion Debt”) into such number of the same class of securities issued in such offering as is determined by dividing (i) the Conversion Debt by the greater of (ii) a conversion price equal to 80% of the price per share (or, if units are sold, the price per unit of securities) issued and sold by the Company in such Qualified Public Offering or $4.00 per share. Any shares issued in connection with such conversion shall be included in the next registration statement filed with the SEC by the Borrower, which shall be the registration statement for the Qualified Public Offering if that is the first registration statement to be declared effective after the date hereof.”

5.	A new Section 5.5 shall be added to the Loan Agreement, which Section shall be and read as follows:

“Section 5.5 Other Borrower Covenants. Until the Loan has expired or been terminated and the principal of and interest on the Loan shall have been paid in full, Borrower covenants and agrees with the Lenders that Borrower will:

(1) Company Existence, Properties, etc.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured including such insurance as may be required by law or as may be reasonably required by the Lenders.

(2) Payment of Indebtedness, Taxes, etc.

(a) Pay all Indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a material adverse effect.

(b) Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Borrower, shall have set aside on its books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested.

(3) Insurance.  Maintain insurance to such extent, covering such risks and with such insurers as is reasonably satisfactory to Lenders.

(4) Financial Statements, Reports.  Furnish to the Lenders:

(a) as soon as available and in any event within one hundred twenty (120) days of the end of the calendar year, the unaudited financial statements of the Borrower, together with the unaudited statements of income, cash flow and members’ equity for the Borrower for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP consistently applied, except for the absence of footnotes, and setting forth in each case in comparative form the respective figures for the previous fiscal year end; provided, however, that the Company’s filing of a Annual Report on 10-K shall satisfy the requirements set forth in this Section 5.5(4)(a);

(b) as soon as available and in any event within forty five (45) days of the end of each calendar quarter, unaudited financial statements of the Borrower, together with the statements of income, cash flow and members’ equity for the Borrower for such fiscal quarter and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP consistently applied, except for the absence of footnotes and subject to normal year-end adjustments, and setting forth in each case in comparative form the respective figures for the previous fiscal year; provided, however, that the Company’s filing of a Quarterly Report on 10-Q shall satisfy the requirements set forth in this Section 5.5(4)(b); and

(c) promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Borrower as the Lenders may reasonably request.

(5) Access to Premises and Records.  Maintain financial records in accordance with GAAP and permit representatives of the Lenders to have reasonable access during normal business hours to the premises of the Borrower upon reasonable request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Borrower with its officers or with its independent accountants.

(6) Notice of Adverse Change.  Promptly notify the Lenders in writing of (a) any change in the business or the operations which, in the good faith judgment of Borrower’s officers, could reasonably be expected to have a Material Adverse Effect disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

(7) Notice of Default.  Promptly notify the Lenders of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

(8) Notice of Litigation.  Give the Lenders prompt written notice of any material action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency not previously disclosed to the Lenders.

(9) Compliance with Applicable Laws and Rules.  Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

(10) Preservation of Business. Borrower shall keep (as may be commercially reasonable) its business and properties intact in all material respects, including its operations and physical facilities.

(11) Indebtedness.  Other than in connection with the Borrower’s listing on a national securities exchange, Borrower shall not incur, create, assume or suffer to exist or otherwise become liable with respect to (i) any Subordinated Debt in excess of One Hundred Thousand Dollars ($100,000) per individual commitment or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate and/or (ii) any Senior Debt, including renewals and extensions thereof.

(12) Restriction on Contingent Liabilities. Not guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to warranty and service agreements, the deposit and collection of checks and similar matters in the ordinary course of business.

(13) Nature of Business.  Not change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it.

(14) Accounting Policies and Procedures; Tax Status.  (a) Not permit any change in the accounting policies and procedures of the Borrower, including a change in fiscal year, without the prior written consent of the Lenders; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with GAAP) may be so changed, and (b) not permit any change or take any action to change its tax status under the Code.

(15) Limitations on Fundamental Changes.  Not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, nor liquidate, wind up or dissolve or suffer any liquidation or dissolution.”

(16) Location of Collateral. Not move the collateral from its current location at 2050 Center Ave Suite 640, Fort Lee NJ 07024 without prior consent from the Lenders.

6. Except as amended hereby, the terms and provisions of the Agreements shall remain in full force and effect, and the Agreements are in all respects ratified and confirmed. On and after the date of this Amendment, each reference in each of the Agreements to the “Agreement,” “hereinafter,” “herein,” “hereinafter,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to such Agreement as amended by this Amendment.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first stated above.

COMPANY:

JERRICK MEDIA, INC.

By:
Name: Jeremy Frommer
Title: Chief Executive Officer

INVESTORS:

ARTHUR ROSEN

ERIC GOLDBERG